EXHIBIT 99.1

Contacts:	Robert Jaffe/Evan Pondel PondelWilkinson Inc. (310) 279-5980

LANNETT COMPANY NAMES KEITH RUCK CHIEF FINANCIAL OFFICER

Philadelphia, PA — October 14, 2009 — Lannett Company, Inc. (NYSE Amex: LCI), a manufacturer of generic pharmaceuticals, today announced the appointment of Keith R. Ruck as vice president and chief financial officer, reporting to Arthur P. Bedrosian, president and chief executive officer of Lannett.  He will be responsible for managing all accounting, treasury and investor relations functions as well as assisting in new business development and M&A activities.

“Keith has served as interim CFO since March and has become a great asset to our senior management team,” said Bedrosian.  “He has an extensive financial background, including oversight of Sarbanes-Oxley internal controls, and expertise in identifying areas to enhance operating efficiencies.  Keith has demonstrated a willingness to take on tough challenges and I am confident in his ability to oversee Lannett’s financial management and contribute to our strategic growth plans.”

Ruck, 48, joined Lannett as corporate controller in September 2008, and was named interim chief financial officer in March 2009.  Earlier, he served as corporate controller of Optium Corporation.  Previously, Ruck was vice president finance of Maax KSD Corporation and before that he served as vice president finance and chief financial officer of Total Containment, Inc.  Ruck, a Certified Public Accountant (CPA), earned a bachelor of science degree in business administration and a master of business administration degree from LaSalle University.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

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